Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Legacy Reserves LP

Midland, Texas

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of (i) our reports dated February 23, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Legacy Reserves LP and (ii) our report dated April 6, 2018, relating to the financial statement of Legacy Reserves Inc., which are contained in that Prospectus and the Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Houston, Texas

May 14, 2018